Exhibit 99.1

Inergy Reports Second Quarter Results

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Management to Host Conference Call Today at 11 a.m. CT

Kansas City, MO (May 3, 2012) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended March 31, 2012, the second quarter of fiscal 2012. These results of operations are presented on a consolidated basis including the results of Inergy Midstream, L.P.

Inergy reported Adjusted EBITDA of $122.0 million for the quarter ended March 31, 2012, a decrease of $41.0 million, or approximately 25%, from $163.0 million for the quarter ended March 31, 2011. Net income was $44.0 million for the quarter ended March 31, 2012, and $36.6 million in the same quarter of last year.

For the six-month period ended March 31, 2012, Adjusted EBITDA decreased approximately 23% to $224.7 million from $293.1 million for the same prior-year period. Net income was $40.4 million for the six months ended March 31, 2012, and $75.1 million in the same prior-year period.

“Our results for the quarter reflect the impact of unprecedented weather on our propane operations. In the midst of a challenging year in the propane business, we have worked to reposition Inergy for the future,” said John Sherman, President and CEO of Inergy. “The recent IPO of our northeast midstream business followed by the announced strategic contribution of our retail propane operations to Suburban Propane will accelerate the evolution of Inergy into a pure play midstream energy company. As we look forward, we expect to enhance our midstream growth strategy and deliver value to our unitholders.”

Quarterly Results

In the quarter ended March 31, 2012, retail propane gallon sales were 93.8 million gallons compared to 129.7 million gallons sold in the same quarter of the prior year. Retail propane gallon sales in the current period were negatively impacted by the above average temperatures experienced in our areas of operations. Weather during the quarter ended March 31, 2012 was approximately 25% warmer than the prior year quarter and approximately 23% warmer than normal. Retail propane gross profit, excluding certain items as discussed below, was $116.7 million for the quarter ended March 31, 2012, compared to $164.3 million for the quarter ended March 31, 2011. Items excluded from retail propane gross profit as discussed are certain non-cash gains (charges) of $0.7 million and $(0.1) million, respectively, and depreciation and amortization. Gross profit (excluding depreciation and amortization) from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $30.0 million in the quarter ended March 31, 2012, compared to $32.8 million for the same quarter in the prior year.

Gross profit (excluding depreciation and amortization) from midstream operations increased to $52.4 million for the quarter ended March 31, 2012, from $45.8 million for the same quarter in the prior year.

For the quarter ended March 31, 2012, operating and administrative expenses decreased to $81.4 million compared to $81.7 million in the same period of fiscal 2011.

Year-to-Date Results

For the six-month period ended March 31, 2012, there were 183.1 million retail propane gallons sold compared to 236.8 million gallons sold during the same period in the prior year. Retail propane gallon sales in the current period were negatively impacted by the above average temperatures experienced in our areas of operations. Weather during the six months ended March 31, 2012, was approximately 22% warmer than the prior year period and approximately 19% warmer than normal. Retail propane gross profit, excluding certain items as discussed below, was $213.7 million for the six months ended March 31, 2012, compared to $296.6 million for the six months ended March 31, 2011. Items excluded from retail propane gross profit as discussed are certain non-cash gains of $0.6 million and $0.3 million, respectively, and depreciation and amortization. Gross profit (excluding depreciation and amortization) from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $60.4 million in the six months ended March 31, 2012, compared to $62.5 million for the same prior-year period.

Gross profit (excluding depreciation and amortization) from midstream operations increased to $105.9 million for the six months ended March 31, 2012, from $88.3 million in the prior year.

For the six months ended March 31, 2012, operating and administrative expenses decreased to $164.0 million compared to $166.2 million in the same period of fiscal 2011.

Inergy will host a live conference call and internet webcast today May 3, 2012, at 11 a.m. Central Time to discuss the results of operations for the quarter ended March 31, 2012. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 75954528.

Recent Events

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.375 per limited partner unit ($1.50 annually) for the quarter ended March 31, 2012. The distribution will be paid on May 15, 2012.

As previously announced, Inergy entered into a definitive agreement to contribute its retail propane operations to Suburban Propane Partners, L.P. (NYSE:SPH) (“SPH”) in exchange for approximately $1.8 billion. Under the terms of the agreement, Inergy will receive $600 million in SPH common units; and SPH will offer to exchange $1.2 billion of Inergy’s outstanding senior notes for up to $1.0 billion of new SPH senior notes and $200 million in cash. Inergy has agreed to distribute approximately 13.7 million of the SPH common units it receives to Inergy unitholders following the registration of the distribution of the units under federal securities laws. The transaction, which is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Act and the completion of the exchange offer, is expected to close in the fourth fiscal quarter of 2012.

This press release does not constitute an offer to purchase or exchange any securities or a solicitation of any offer to sell any securities. The exchange offer will be made only pursuant to confidential offer documents and only to persons certifying that (a) they are in the United States and are “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act (that are also “accredited investors” within the meaning of Rule 501 of Regulation D of the Securities Act) or (b) (i) they are outside the United States and are not U.S. persons, who are eligible to acquire securities pursuant to Regulation S and would be participating in any transaction in accordance with Regulation S and (ii) they are “non-U.S. qualified offerees” (as defined in the offer documents).

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers from customer service centers throughout the United States. The company also operates a natural gas storage business in Texas and an NGL supply logistics, transportation, and wholesale marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P. (NYSE:NRGM), Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

About Inergy Midstream, L.P.

Inergy Midstream, L.P. (NYSE:NRGM), headquartered in Kansas City, Missouri, is a master limited partnership engaged in the development and operation of natural gas and NGL storage and transportation assets. Our assets are located in the Northeast region of the United States.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. Further, EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the retail propane transaction with SPH is expected to close in the fourth fiscal quarter of 2012. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; the consummation of the sale of our retail propane business to SPH; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Six Months Ended March 31, 2012 and 2011

(in millions, except unit and per unit data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Revenues:
Propane	$449.9	$540.4	$928.6	$967.5
Other	212.5	180.1	402.4	349.0

	662.4	720.5	1,331.0	1,316.5

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	328.6	366.7	703.0	655.1
Other	134.0	111.0	247.4	213.7

	462.6	477.7	950.4	868.8

Expenses:
Operating and administrative	81.4	81.7	164.0	166.2
Depreciation and amortization	49.7	47.4	98.4	93.8
Loss on disposal of assets	2.2	0.3	3.6	2.6

Operating income	66.5	113.4	114.6	185.1

Other income (expense):
Interest expense, net	(22.4)	(27.2)	(50.4)	(60.3)
Early extinguishment of debt	—	(49.4)	(24.9)	(49.4)
Other income	0.1	—	1.4	0.1

Income before income taxes	44.2	36.8	40.7	75.5
Provision for income taxes	0.2	0.2	0.3	0.4

Net income	44.0	36.6	40.4	75.1
Net (income) loss attributable to non-controlling partners	(3.3)	—	(3.7)	28.2

Net income attributable to partners	$40.7	$36.6	$36.7	$103.3

Total limited partners’ interest in net income	$40.7	$36.6	$36.7	$103.3

Net income per limited partner unit:
Basic	$0.32	$0.33	$0.30	$1.08

Diluted	$0.31	$0.30	$0.28	$0.96

Weighted average limited partners’ units outstanding (in thousands):
Basic	125,743	109,797	124,141	95,553

Diluted	131,594	121,662	131,484	107,324

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Supplemental Information:
Retail gallons sold	93.8	129.7	183.1	236.8

Cash and cash equivalents			$14.6	$18.5

Outstanding debt:
Inergy credit agreement:
Working capital facility			$—	$4.5
General Partnership facility			—	38.0
Term Loan			—	300.0
Revolving loan facility			355.7	—
Inergy senior unsecured notes			1,200.8	1,466.1
Inergy fair value hedge adjustment on senior unsecured notes			0.3	(2.0)
Inergy net bond/swap discount (e) (f)			10.5	(4.6)
Inergy other debt			16.7	20.4
NRGM credit facility (h)			97.0	—

Total debt			$1,681.0	$1,822.4

Total partners’ capital			$1,307.4	$1,086.6

Limited partner units outstanding (in thousands):
Common units			125,752	109,888
Class B units (g)			5,882	11,764

Total Common and Class B limited partner units			131,634	121,652

EBITDA:
Net income	$44.0	$36.6	$40.4	$75.1
Interest expense, net	22.4	27.2	50.4	60.3
Early extinguishment of debt	—	49.4	24.9	49.4
Provision for income taxes	0.2	0.2	0.3	0.4
Depreciation and amortization	49.7	47.4	98.4	93.8

EBITDA (a)	$116.3	$160.8	$214.4	$279.0

Non-cash (gain) loss on derivative contracts	(0.7)	0.1	(0.6)	(0.3)
Long-term incentive and equity compensation expense	3.1	1.5	6.2	2.9
Loss on disposal of assets	2.2	0.3	3.6	2.6
Transaction costs	1.1	0.3	1.1	8.9

Adjusted EBITDA (a)	$122.0	$163.0	$224.7	$293.1

Distributable cash flow:
Adjusted EBITDA (a)	$122.0	$163.0	$224.7	$293.1
Cash interest expense (b)	(20.8)	(25.7)	(47.1)	(57.1)
Maintenance capital expenditures (c)	(2.8)	(3.2)	(6.8)	(5.7)
Income tax expense	(0.2)	(0.2)	(0.3)	(0.4)
Inergy Midstream distributions declared and paid for minority unitholders ( i)	(6.9)	—	(7.6)	—

Distributable cash flow (d)	$91.3	$133.9	$162.9	$229.9

EBITDA:
Net cash provided by operating activities	$171.3	$102.7	$194.5	$121.8
Net changes in working capital balances	(70.6)	(2.9)	(34.6)	67.8
Non-cash early extinguishment of debt	—	(11.2)	(8.3)	(11.2)
Provision for doubtful accounts	(0.5)	(1.0)	(0.4)	(0.2)
Amortization of deferred financing costs, swap premium and net bond discount	(1.2)	(1.8)	(2.7)	(3.8)
Long-term incentive and equity compensation expense	(3.1)	(1.5)	(6.2)	(2.9)
Loss on disposal of assets	(2.2)	(0.3)	(3.6)	(2.6)
Deferred income tax	—	—	0.1	—
Interest expense, net	22.4	27.2	50.4	60.3
Early extinguishment of debt	—	49.4	24.9	49.4
Provision for income taxes	0.2	0.2	0.3	0.4

EBITDA	$116.3	$160.8	$214.4	$279.0

Non-cash (gain) loss on derivative contracts	(0.7)	0.1	(0.6)	(0.3)
Long-term incentive and equity compensation expense	3.1	1.5	6.2	2.9
Loss on disposal of assets	2.2	0.3	3.6	2.6
Transaction costs	1.1	0.3	1.1	8.9

Adjusted EBITDA	$122.0	$163.0	$224.7	$293.1

(a)	EBITDA is defined as income (loss) before taxes plus net interest expense, early extinguishment of debt, and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships. Subsequent to the Inergy Midstream, L.P. initial public offering, this amount includes the distributable cash flow of Inergy Midstream except that which has been paid or declared payable to the public unitholders of Inergy Midstream.
(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

(g)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units will pay distributions in kind rather than in cash for a certain period of time. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.
(h)	Inergy and each of its wholly owned subsidiaries do not provide credit support nor do they guarantee any amounts outstanding under the NRGM Credit Facility.
(i)	The amount of distributions for the three and six months ended March 31, 2012, includes amounts that are to be received by Inergy Midstream’s minority unitholders based on the $0.375 distribution per limited partner unit declared on April 26, 2012. The amount of distributions for the six months ended March 31, 2012 also includes the $0.04 distribution per limited partner unit paid to Inergy Midstream’s minority unitholders on February 14, 2012.